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                                                                       Exhibit 2

                 DANAHER TENDER OFFER APPROVED BY ACME-CLEVELAND
             SHAREHOLDERS UNDER OHIO CONTROL SHARE ACQUISITION LAW;
                           OFFER SET TO EXPIRE TONIGHT

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         WASHINGTON, D.C., July 2, 1996 -- Danaher Corporation (NYSE:DHR) and
Acme-Cleveland Corporation (NYSE:AMT) announced today that Acme-Cleveland's shareholders have approved the purchase of Acme-Cleveland shares by Danaher under the Ohio Control Share Acquisition Law.

         The purchase is to be made under Danaher's tender offer for all outstanding shares at $30 per share. The tender offer is scheduled to expire at 5:00 p.m., New York City time, today.

         As previously announced, any Acme-Cleveland shares not purchased in the tender offer will be acquired in a subsequent merger transaction at the same $30 per share cash price.

         Acme-Cleveland Corporation manufactures and sells communication, motion control, and measurement products and systems, and related parts and services.

         Danaher Corporation is a leading manufacturer of Tools and Components, and Process/Manufacturing Controls.